Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:

Timothy A. Bonang, Vice President, Investor Relations

Elisabeth A. Heiss, Manager, Investor Relations

(617) 796-8245

www.fivestarseniorliving.com

Five Star Quality Care, Inc. Settles Litigation Against Sunrise:

Five Star Will Receive $4 Million and Begin Managing 10 Senior Living Communities

Newton, MA (May 30, 2012):  Five Star Quality Care, Inc. (NYSE: FVE) today announced that it has agreed to settle its long running litigation with Sunrise Senior Living, Inc. (NYSE:  SRZ) in return for a payment from Sunrise to Five Star of $4 million.

Thirty-one (31) senior living communities now operated by Five Star were formerly managed by Marriott Senior Living Services, Inc. (MSLS), a subsidiary of Marriott International, Inc. (NYSE:  MAR).  Marriott sold MSLS to Sunrise in 2003 and these communities began to participate in insurance programs operated by Sunrise.   During 2005 and 2006, Five Star terminated Sunrise’s management contracts and began direct operations of these 31 senior living communities.  In 2008, Five Star learned of excess insurance charges by Sunrise during the period these 31 communities were managed by Sunrise, and Five Star demanded a refund.  When Sunrise denied liability and refused to pay, Five Star brought suit against Sunrise.  The $4 million payment from Sunrise to Five Star announced today settles this litigation.

During their settlement negotiations, Five Star and Sunrise also reached an agreement whereby Sunrise will terminate its leases for 10 senior living communities owned by Senior Housing Properties Trust (NYSE: SNH) and Five Star will begin to manage those 10 communities for SNH’s account.  These 10 communities include 2,472 living units and are located in six states:  2 in Arizona (293 living units); 1 in California (393 living units); 4 in Florida (1,163 living units); 1 in Illinois (364 living units); 1 in Texas (145 living units); and 1 in Virginia (114 living units).  These communities had gross revenues in 2011 of approximately $115.6 million.  Five Star will manage these communities under contracts with terms similar to the terms under which it manages other communities for SNH, including a minimum annual management fee equal to three percent (3%) of gross revenues plus an incentive fee equal to thirty-five percent (35%) of annual net operating income (as defined) after SNH receives a return equal to its 2011 rents from Sunrise.  Also, these management contracts will be combined, or pooled, for purposes of calculating incentive fees and otherwise with other management contracts between SNH and Five Star, including the contracts under which Five Star manages the former Vi®Classic Residences (f/k/a Classic Residences by Hyatt).

Five Star currently expects to begin managing each of these 10 communities before year end 2012 after all appropriate regulatory approvals are obtained.

Five Star Quality Care, Inc. is a senior living and healthcare services company headquartered in Newton, Massachusetts which owns, leases and manages senior living communities located throughout the U.S.  Five Star also operates an institutional pharmacy business and two rehabilitation hospitals.

WARNING REGARDING FORWARD LOOKING STATEMENTS.

THIS PRESS RELEASE CONTAINS STATEMENTS WHICH CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.  WHENEVER FIVE STAR USES WORDS SUCH AS “BELIEVE”, “EXPECT”, “ANTICIPATE”, “INTEND”, “PLAN”, “ESTIMATE”, OR SIMILAR EXPRESSIONS, IT IS MAKING FORWARD LOOKING STATEMENTS.  THESE FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE BASED UPON FIVE STAR’S CURRENT INTENT, BELIEFS OR EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR VARIOUS REASONS, INCLUDING SOME REASONS BEYOND FIVE STAR’S CONTROL.  FOR EXAMPLE:

•                  THIS PRESS RELEASE STATES THAT THE 10 COMMUNITIES WHICH FIVE STAR WILL BEGIN TO MANAGE HAD 2011 GROSS REVENUES OF APPROXIMATELY $115.6 MILLION AND THAT FIVE STAR WILL RECEIVE A MANAGEMENT FEE EQUAL TO THREE PERCENT (3%) OF GROSS REVENUES PLUS THIRTY-FIVE PERCENT (35%) OF ANNUAL NET OPERATING INCOME (AS DEFINED) AFTER SNH RECEIVES A RETURN EQUAL TO ITS 2011 RENT FROM SUNRISE.  AN IMPLICATION OF THIS STATEMENT IS THAT FIVE STAR’S MANAGEMENT FEES WILL EQUAL AT LEAST APPROXIMATELY $3.5 MILLION/ YEAR.  HOWEVER, THE GROSS REVENUES MAY DECLINE BECAUSE OF DECLINING OCCUPANCIES AT THE 10 MANAGED COMMUNITIES OR FOR OTHER REASONS, AND, AS A RESULT OF ANY SUCH DECLINE, FIVE STAR’S MANAGEMENT FEES WOULD DECLINE.  ALSO, IN THE EVENT SNH INVESTS CAPITAL IN THE MANAGED COMMUNITIES, THE THRESHOLD RETURN SNH MUST RECEIVE BEFORE FIVE STAR WILL RECEIVE ITS INCENTIVE FEES WILL INCREASE PURSUANT TO FORMULAS IN THE MANAGEMENT CONTRACTS.  ALSO, BECAUSE THESE PROPERTIES WILL BE COMBINED WITH OTHER PROPERTIES FIVE STAR MANAGES FOR SNH FOR PURPOSES OF DETERMINING MANAGEMENT FEES, WEAKER RESULTS AT THE OTHER MANAGED PROPERTIES COULD REDUCE THE INCENTIVE FEES FIVE STAR MIGHT OTHERWISE REALIZE FROM MANAGING THESE 10 COMMUNITIES.  ACCORDINGLY, THE MANAGEMENT FEES WHICH FIVE STAR WILL RECEIVE MAY BE LESS THAN IMPLIED.

•                  THIS PRESS RELEASE STATES THAT FIVE STAR EXPECTS TO BEGIN MANAGING EACH OF THE 10 COMMUNITIES BEFORE YEAR END 2012 AFTER ALL APPROPRIATE REGULATORY APPROVALS ARE OBTAINED.  THE TRANSFER OF OPERATING CONTROL OF EACH OF THE 10 COMMUNITIES IS SUBJECT TO REGULATORY APPROVALS IN THE STATE WHERE EACH COMMUNITY IS LOCATED AS WELL AS CERTAIN APPROVALS FROM THIRD PARTY PAYORS AT CERTAIN COMMUNITIES.  FIVE STAR CANNOT CONTROL THE RESULTS OR TIMING OF THESE APPROVAL PROCESSES.  ACCORDINGLY, SOME OF THESE APPROVALS MAY BE DELAYED OR

NOT OCCUR AND FIVE STAR’S BEGINNING TO MANAGE THESE COMMUNITIES MAY BE DELAYED OR MAY NOT OCCUR.

FOR THESE REASONS, AMONG OTHERS, INVESTORS SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE.

EXCEPT AS REQUIRED BY LAW, FIVE STAR DOES NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE.

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